NEWS RELEASE


Contact:  East Texas Financial Services, Inc.    Gilmer Financial Services, Inc.
          Gerald W. Free, President & CEO        Gary P. Cooper
          Derrell W. Chapman, Vice President/    President & CEO
          COO/CFO                                (903) 843-5525
          (903) 593-1767


For immediate release:  November 16, 1999

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                     EAST TEXAS FINANCIAL SERVICES, INC. AND
                 GILMER FINANCIAL SERVICES, INC. ANNOUNCE MERGER

         Tyler, Texas, November 16, 1999. East Texas Financial Services, Inc. ("East Texas") (OTC Bulletin Board: ETFS.OB), the holding company for First Federal Savings and Loan Association of Tyler ("First Federal"), and Gilmer Financial Services, Inc. ("Gilmer"), the holding company for Gilmer Savings Bank, FSB today announced the execution of a definitive agreement providing for the merger of Gilmer into East Texas. The transaction is valued at approximately $6.0 million.

         In the transaction, Gilmer shareholders will receive $29.50 in cash for each share of Gilmer common stock. The transaction is subject to the approval of Gilmer's shareholders, as well as banking regulators, and is expected to close in the first quarter of next year. Assuming East Texas achieves anticipated cost savings, the transaction is expected to be accretive to East Texas's earnings per share and return on stockholders' equity in the first full year of combined operations.

         "This acquisition enables First Federal to expand in the Gilmer market and it compliments our existing presence," noted Gerald Free, President and CEO of East Texas. "We view this as an opportunity to enhance shareholder value and to continue our growth strategy. We look forward to continuing the fine service Gilmer has provided to its customers."

         "We are extremely pleased to announce this transaction," noted Gary P. Cooper, President and CEO of Gilmer. "This merger completes a shareholder enhancement effort we began several years ago. Further, this combination will allow us to better serve our customers with enhanced products and services to be provided by First Federal. We are pleased that East Texas shares our commitment to community involvement and quality customer service."

         Gilmer has one branch office serving Gilmer, Texas. At September 30, 1999, Gilmer had $25.4 million in deposits, $38.4 million in total assets and $3.9 million in stockholders' equity.

         Headquartered in Tyler, Texas, East Texas provides full-service banking from its three full service offices and two loan origination offices in Smith County, Texas. At September 30, 1999, East Texas had $88.8 million in deposits, $153.7 million in total assets, and $18.4 million in stockholders' equity.

         Except for historical information contained herein, the matters contained in this news release and other information in the East Texas's and Gilmer's SEC filings, may express "forward-looking statements" that involve risk and uncertainties, including statements that are other than statements of historical facts. East Texas and Gilmer wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Readers are advised that various factors, including, but not limited to - changes in law, regulations or generally accepted accounting principles; East Texas's and Gilmer's competitive position within their market areas; increasing consolidation within the banking industry; certain customers and vendors of critical systems or services failing to comply with Year 2000 programming issues; unforeseen changes in interest rates; any unforeseen downturns in the local, regional or national economies - could cause the East Texas's and Gilmer's actual results or circumstances for future periods to differ materially from those indicated or projected.

         East Texas and Gilmer do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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